SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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APOGENT TECHNOLOGIES INC.

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Filed by Apogent Technologies Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Apogent Technologies Inc.

Commission File No. 1-11091

This filing relates to a planned merger (the “Merger”) between Fisher Scientific International Inc. (“Fisher”) and Apogent Technologies Inc. (“Apogent”) pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of March 17, 2004, as amended April 16, 2004 (the “Merger Agreement”), by and among Fisher, Fox Merger Corporation and Apogent. The Merger Agreement is on file with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K, filed by Apogent on April 19, 2004, and is incorporated by reference into this filing.

On April 28, 2004 Apogent Technologies Inc. disseminated the following press release regarding its financial results and related information for its second fiscal quarter and year-to-date ended March 31, 2004:

[LOGO APPEARS HERE]

NEWS RELEASE
30 Penhallow Street
Portsmouth, NH 03801
(603) 433-6131
(800) 327-9970

Contact:    Robert J. Anderson

Director of Investor Relations and Business Development

Phone: (603)	334-1485

(For Immediate Release)

Apogent Reports Record Second Quarter Results, Strong Cash

Flow and Margin Improvement

PORTSMOUTH, N.H. (April 28, 2004): Apogent Technologies Inc. (NYSE: AOT), a leading manufacturer of clinical diagnostic and life science research products, today reported financial results for the second quarter and year-to-date ended March 31, 2004.

Apogent and Fisher Scientific International Inc. (NYSE: FSH) have entered into a definitive agreement to merge the two companies. It is presently anticipated that the merger will close during the third quarter of the calendar year.

During the second quarter, Apogent completed certain restructuring activities at businesses within its Clinical and Research Groups, which resulted in special charges. Also in the second quarter, Apogent incurred transaction expenses associated with the pending merger with Fisher Scientific International Inc. To ensure clarity of understanding, we have presented comparative operating results throughout this release both before and after the effects of these special items. For a reconciliation of the adjusted results to U.S. GAAP, please refer to the table on page 3 of this release and to Exhibits 4, 5, 6, and 8.

Excluding special items, adjusted income and diluted earnings per share from continuing operations for the second quarter of fiscal 2004 were $36.8 million and $0.41, respectively. This compares to adjusted income and diluted earnings per share from continuing operations, excluding special items, of $31.1 million and $0.30, respectively, for the second quarter of fiscal 2003. Including the impact of the special items, on a U.S. GAAP basis, income and diluted earnings per share from continuing operations for the second quarter were $34.1 million and $0.38, respectively. These results compare with income and diluted earnings per share from continuing operations for the second quarter of fiscal 2003 of $30.9 million and $0.29, respectively.

April 28, 2004

Excluding special items, adjusted income and diluted earnings per share from continuing operations for the six months ended March 31, 2004 were $68.2 million and $0.75, respectively. This compares to adjusted income and diluted earnings per share from continuing operations, excluding special items, of $59.9 million and $0.57, respectively, for the six months ended March 31, 2003. Including the impact of the special items, on a U.S. GAAP basis, income and diluted earnings per share from continuing operations for the six months ended March 31, 2004 were $62.5 million and $0.68, respectively. These results compare with income and diluted earnings per share from continuing operations for the six months ended March 31, 2003 of $59.7 million and $0.56, respectively.

Commenting on the financial results of the Company, Frank H. Jellinek, Jr., President and Chief Executive Officer of Apogent, said: “I am pleased to report that we are continuing to benefit from the various profit improvement initiatives launched during the latter part of FY 2003. Adjusted gross margin was up 40 basis points, and adjusted operating margin was up 30 basis points over the second quarter of the prior year. This margin improvement, coupled with strong working capital management, also resulted in a substantial improvement in free cash flow generation during the quarter. Our results for the quarter and the year-to-date are consistent with our expectations.”

Reconciliation of Income from Continuing Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	(In Thousands, Except Per Share Data)
	2004	2003	2004	2003
U.S GAAP
Income from continuing operations	$34,057	$30,864	$62,521	$59,679

Diluted earnings per common share from continuing operations	$0.38	$0.29	$0.68	$0.56

Adjusted
Restructuring charges and asset impairments, net of tax	440	211	3,312	211

Transaction expenses	2,286	—	2,286	—

Loss on the extinguishment of debt, net of tax	—	—	108	—

Adjusted income from continuing operations	$36,783	$31,075	$68,227	$59,890

Adjusted diluted earnings per common share from continuing operations	$0.41	$0.30	$0.75	$0.57

Weighted average diluted shares outstanding	90,639	104,817	91,272	105,920

April 28, 2004

Net sales for the second quarter were $297.9 million, compared with $276.6 million in the same period last year, an increase of 7.7%. Organic sales growth for the second quarter was 2.5%, composed of 2.5% organic growth in the Clinical Group and 2.6% organic growth in the Research Group.

Net sales for the six months ended March 31, 2004 were $576.6 million, compared with $534.4 million in the same period last year, an increase of 7.9%. Organic sales growth for the six months ended March 31, 2004 was 3.2%, composed of 4.4% organic growth in the Clinical Group and 2.2% organic growth in the Research Group.

Organic sales growth during the quarter within the Clinical Group was driven by strong performance at two of our immunodiagnostic businesses—Lab Vision and Microgenics. Additionally, certain of our clinical consumable businesses, including NERL Diagnostics, reported double digit year-over-year organic sales growth. Growth resulted from increased sales to OEM customers and the introduction of new products, including antibodies and immunohistochemistry instrumentation. Year-to-date organic growth within the Clinical Group was 4.4%, in accordance with expectations.

During the second quarter, we saw high single-digit to low double-digit organic growth in certain segments of our Research Group, including our life science consumable, general-purpose plastic labware, and chromatography businesses. New product introductions, including Barnstead International’s Histo-Center and Nalge Nunc International’s N-Gen bottles, contributed favorably during the quarter. For this category of general labware and mid-range laboratory equipment, which constituted $73.9 million in sales during the second quarter, organic sales growth was 7.3%, as compared to 0.7% for the same period last year. Performance within certain of our high-end capital equipment businesses during the quarter and year-to-date was weak, reflecting continued softness in the market for this category of products.

Quarterly and year-to-date comparisons of net sales by business segment are as follows:

(in thousands)	Three Months Ended March 31,		% Total Sales Increase	% Organic Increase
Business Segment	2004	2003
Clinical Group	$138,770	$132,516	4.7%	2.5%
Research Group	159,177	144,122	10.4%	2.6%

Total	$297,947	$276,638	7.7%	2.5%

(in thousands)	Six Months Ended March 31,		% Total Sales Increase	% Organic Increase
Business Segment	2004	2003
Clinical Group	$268,476	$251,930	6.6%	4.4%
Research Group	308,113	282,506	9.1%	2.2%

Total	$576,589	$534,436	7.9%	3.2%

April 28, 2004

Apogent’s net sales by geographic area are as follows:

(in thousands)	Three Months Ended March 31,
Geographic Area	2004	2003
North America	$208,141	$199,580
Europe	62,251	54,594
Asia	20,916	17,043
Other	6,639	5,421

Total	$297,947	$276,638

(in thousands)	Six Months Ended March 31,
Geographic Area	2004	2003
North America	$407,189	$390,710
Europe	116,112	101,070
Asia	39,904	32,086
Other	13,384	10,570

Total	$576,589	$534,436

DETAILED FINANCIAL RESULTS

Please refer to the financial statements at the end of this press release when reviewing the following financial information. As noted previously, the following has been adjusted for special items. Please refer to Exhibits 4, 5, 6, and 8 for reconciliation to U.S. GAAP.

Adjusted gross profit for the second quarter of fiscal 2004 was $142.4 million, versus $131.2 million for the same period last year. Adjusted gross margin was 47.8% in the second quarter of this year, versus 47.4% in the second quarter of fiscal 2003. Gross margins benefited from price increase actions and other margin improvement initiatives commenced in fiscal 2003.

The adjustment for special items was $0.1 million for the second quarter. Accordingly, without this adjustment, gross profit and margin were $142.3 million and 47.8% for the quarter, compared with gross profit and margin of $131.2 million and 47.4% for the second quarter of fiscal 2003.

Adjusted gross profit for the six months ended March 31, 2004 was $273.1 million, versus $256.1 million for the same period last year. Adjusted gross margin was 47.4% for the six months ended March 31, 2004, versus 47.9% for the six months ended March 31, 2003. The adjustment for special items was $0.3 million for the six months ended March 31, 2004. Accordingly, without this adjustment, gross profit and margin were $272.8 million and 47.3% for the six months ended March 31, 2004, compared with gross profit and margin of $256.1 million and 47.9% for the six months ended March 31, 2003.

April 28, 2004

Adjusted selling, general and administrative expenses for the second quarter of fiscal 2004 were $77.0 million, versus $71.3 million for the same period last year. The adjustment for special items was $2.8 million for the three months ended March 31, 2004 and $0.3 million for the three months ended March 31, 2003. Accordingly, without these adjustments, selling, general and administrative expenses were $79.8 million for the second quarter of fiscal 2004, compared with $71.6 million for the second quarter of fiscal 2003. Adjusted selling, general and administrative expenses as a percentage of sales was 25.8%, unchanged from a year ago.

Adjusted selling, general and administrative expenses for the six months ended March 31, 2004 were $148.6 million, versus $139.9 million for the same period last year. The adjustment for special items was $7.3 million for the six months ended March 31, 2004 and $0.3 million for the six months ended March 31, 2003. Accordingly, without these adjustments, selling, general and administrative expenses were $155.9 million for the six months ended March 31, 2004, compared with $140.3 million for the six months ended March 31, 2003.

Adjusted operating income and margin for the second quarter of 2004 were $65.5 million and 22.0%, compared with $59.9 million and 21.7% for the same period last year, an increase of 9.2%. Without the adjustments, operating income and margin were $62.5 million and 21.0% for the second quarter of fiscal 2004, compared with $59.6 and 21.5% million for the second quarter of fiscal 2003.

Adjusted operating income and margin for the six months ended March 31, 2004 were $124.5 million and 21.6%, compared with $116.1 million and 21.7% for the same period last year, an increase of 7.2%. Without the adjustments, operating income and margin were $116.9 million and 20.3% for the six months ended March 31, 2004, compared with $115.8 million and 21.7% for the six months ended March 31, 2003.

Adjusted earnings before interest, taxes, depreciation and amortization from continuing operations (Adjusted EBITDA) and margin were $81.9 million and 27.5% for the three months ended March 31, 2004, compared to $74.8 million and 27.0% for the same period in 2003. Adjusted income from continuing operations was $36.8 million for the three months ended March 31, 2004, compared to $31.1 million for the same period in 2003.

Adjusted earnings before interest, taxes, depreciation and amortization from continuing operations (Adjusted EBITDA) and margin were $156.8 million and 27.2% for the six months ended March 31, 2004, compared to $146.0 million and 27.3% for the same period in 2003. Adjusted income from continuing operations was $68.2 million for the six months ended March 31, 2004, compared to $59.9 million for the same period in 2003.

Fully diluted weighted average shares outstanding were 90.6 million for the quarterly period ended March 31, 2004, compared with fully diluted weighted average shares outstanding of 104.8 million for the same period in fiscal 2003. Fully diluted weighted average shares outstanding were 91.3 million for the six months ended March 31, 2004, compared with fully diluted weighted shares outstanding of 105.9 million for the same period in fiscal 2003. The period over period decreases in fully weighted average shares outstanding resulted from repurchases of Company stock between October 2002 and December 2003.

April 28, 2004

Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the second quarter of fiscal 2004 was $64.3 million. This compares with free cash flow of $17.0 million for the same period in 2003, an increase of 277.7%. The net cash provided by operating activities for the second quarter of fiscal 2004 was $71.6 million, compared to $29.7 million for the same period last year.

Free cash flow for the six months ended March 31, 2004 was $100.0 million. This compares with free cash flow of $34.4 million for the same period in 2003. The net cash provided by operating activities for the six months ended March 31, 2004 was $112.7 million, compared to $57.0 million for the same period last year.

The period over period increases in free cash flow resulted from the timing of tax payments, strong working capital management, and reduced capital expenditure.

The Company has included information concerning Adjusted EBITDA and free cash flow because management believes that some investors use Adjusted EBITDA and free cash flow as measures of a company’s historical ability to service its debt. Adjusted EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Apogent’s operating performance, or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA and free cash flow, as presented by Apogent, may not be comparable to similarly titled measures reported by other companies. Certain other non-GAAP financial measures (i.e., adjusted gross profit, adjusted gross margin, and adjusted operating income) have been provided in order to provide consistency with the format of presentation previously made to the investing public.

Inventory was $217.2 million at the end of the second quarter. Inventory turns for the quarter were 2.6, compared with 2.6 for the first quarter of fiscal 2004. Accounts receivable at the end of the quarter were $185.8 million. Days sales outstanding in the second quarter were 52 days compared with 55 days for the first quarter of fiscal 2004.

SPECIAL ITEMS

Restructuring expenses during the three months ended March 31, 2004 were $0.7 million. These charges were primarily related to costs associated with the consolidation of facilities and discontinuance of certain product lines.

Additionally, during the three months ended March 31, 2004, the Company incurred transaction expenses of $2.3 million associated with the pending merger with Fisher Scientific International Inc.

ACQUISITIONS

On February 20, 2004, Apogent acquired the operating assets of H.A.L. Baggin, Inc. (d/b/a Pactech). Pactech designs, develops, manufactures and sells innovative flexible packaging solutions for a broad range of medical, industrial and consumer applications. Net sales from this acquisition for the first full year are expected to approximate $13.0 million.

April 28, 2004

On March 5, 2004, Apogent acquired the operating assets of the manufacturing business of J&S Medical Associates, Inc. J&S develops, manufactures and sells controls, calibrators, and reagents for multiple applications within the clinical diagnostics market. Net sales from this acquisition for the first full year are expected to approximate $4.0 million.

On April 2, 2004, Apogent acquired the operating assets of EaglePicher Scientific Products (EPSP). EPSP’s products include glass and plastic bottles, jars, closures, vials, tubes, and test kits that have been cleaned and treated for use in high purity applications. Net sales from this acquisition for the first full year are expected to approximate $13.0 million.

Commenting on the recent acquisition activity, Frank H. Jellinek, Jr., said: “We completed three very nice transactions since the end of the first quarter. Our acquisition of EaglePicher Scientific Products, Pactech, and J&S Medical will complement our existing environmental bottle, packaging, and reagent businesses, while providing us with a more diverse range of technical products.”

UPCOMING COMPANY TRADE SHOW EXHIBITS

Show	Details
Analytica	May 11-14, 2004 Munich, Germany
American Society of Microbiology	May 24-26, 2004 New Orleans, LA

For further information on industry trade shows that Apogent’s subsidiaries attend, please visit Apogent’s website at www.apogent.com.

ABOUT APOGENT

Apogent is a diversified worldwide leader in the design, manufacture, and sale of laboratory and life science products essential for healthcare diagnostics and scientific research. Apogent’s companies are divided into two business segments for financial reporting purposes: the Clinical Group and the Research Group.

FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements that involve risks and uncertainties. Forward-looking statements, including those dealing with the pending merger with Fisher Scientific International Inc., competitors, customers, acquisitions, sales, profit margins, product development, financial performance, business strategies, growth opportunities, and other future matters are based on current expectations. Our actual results may differ materially from those presently anticipated. Factors relating to the pending merger with Fisher Scientific that could cause actual results to differ materially include the possibilities that: the companies may be unable to obtain stockholder or regulatory approvals required for the merger; problems may arise in successfully integrating the businesses of the two

April 28, 2004

companies; the merger may involve unexpected costs; the combined company may be unable to achieve cost-cutting synergies; and the businesses may suffer as a result of uncertainty surrounding the merger. Other factors that could cause actual results to differ materially include, among others: increased borrowing rates; financial risks associated with our holding company structure; currency and other risks associated with our international operations; risks from rapid technological change and new product introductions; the cyclical nature of some of the industries and markets into which we sell our products; changes in customer purchasing patterns; competitive factors; challenges associated with acquisitions; the possibility of future restructuring or impairment charges against our reported earnings; our dependence upon key distributors and original equipment manufacturers; possible disruption of our manufacturing operations from labor unrest, shortages of critical materials or other causes; timing of product launches and other factors that may impact the success of new product introductions; unanticipated costs or other factors that could adversely impact our cost-cutting efforts; regulatory and litigation risks; and the other “Cautionary Factors” contained in Item 7 of the Company’s most recent Form 10-K and our subsequent reports filed with the Securities and Exchange Commission from time to time; and the other “Risk Factors” contained in the Form S-4 Registration Statement filed by Fisher Scientific on April 16, 2004 (SEC file no. 333-114548). We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

On March 17, 2004 Apogent and Fisher Scientific International Inc. announced the proposed merger of Apogent with and into Fisher Scientific. On April 16, 2004, Fisher Scientific filed a Form S-4 registration statement with the SEC in connection with the merger. On April 20, 2004, the parties filed pre-merger notification forms with the US Federal Trade Commission under the Hart-Scott-Rodino Act. Consummation of the announced merger is conditioned upon, among other things, receipt of the approval of the transaction from Apogent’s shareholders and from Fisher Scientific’s shareholders and receipt of regulatory approvals or determinations not to review the merger.

In connection with the proposed merger, Apogent and Fisher Scientific have filed or will file relevant materials with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement, including, as noted above, one that was filed by Fisher Scientific on April 16, 2004. Investors and security holders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain and will contain important information about Fisher Scientific, Apogent, and the merger. Investors and security holders may obtain these documents (and any other documents filed by Fisher Scientific or Apogent with the SEC) free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Apogent may be obtained free of charge by directing such request to: Director of Investor Relations, 30 Penhallow Street, Portsmouth, NH 03801 or from Apogent’s website at www.apogent.com. The documents filed with the SEC by Fisher Scientific may be obtained free of charge by directing such request to: Corporate Secretary, One Liberty Lane, Hampton, NH 03842 or from Fisher Scientific’s website at www.fisherscientific.com. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials when they become

April 28, 2004

available before making any voting or investment decision with respect to the proposed merger.

Apogent, Fisher Scientific, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Apogent and Fisher Scientific in favor of the merger. Information about the executive officers and directors of Apogent and their ownership of Apogent common stock is set forth in the proxy statement for Apogent’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on December 23, 2003. Information about the executive officers and directors of Fisher Scientific and their ownership of Fisher Scientific common stock is set forth in the preliminary joint proxy statement/prospectus for Fisher Scientific’s 2004 Annual Meeting of Stockholders and Apogent’s Special Meeting of its Stockholders with respect to the merger, which was included in Fisher Scientific’s registration statement on Form S-4 that was filed with the SEC on April 16, 2004 (SEC file no. 333-114548). Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Apogent, Fisher Scientific, and their respective executive officers and directors in the merger by reading the definitive joint proxy statement/prospectus regarding the merger when it becomes available.

* * * * *

April 28, 2004

Exhibit 1

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except share and per share data)

(unaudited)

	March 31, 2004	September 30, 2003
Assets
Current assets:
Cash and cash equivalents	$43,809	$18,505
Marketable securites—available for sale	12,673	17,625
Accounts receivable (less allowance for doubtful accounts of $4,828 and $4,286 respectively)	185,763	179,523
Inventories	217,219	206,549
Deferred income taxes	15,308	15,308
Prepaid expenses and other current assets	20,229	16,518

Total current assets	495,001	454,028
Property, plant and equipment, net	275,000	282,752
Intangible assets, net	182,602	179,492
Goodwill	1,022,561	999,243
Other assets	40,174	34,476

Total assets	$2,015,338	$1,949,991

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt and overdrafts	$11,455	$12,801
Current portion of long-term debt	2,219	2,281
Accounts payable	48,148	50,220
Income taxes payable	30,843	20,053
Accrued payroll and employee benefits	35,062	34,484
Accrued interest expense	9,534	8,844
Restructuring reserve	2,494	1,758
Other current liabilities	45,048	38,883

Total current liabilities	184,803	169,324
Long-term debt, less current portion	912,478	891,989
Deferred income taxes	148,683	137,683
Other liabilities	28,712	26,948
Commitments and contingent liabilities	—	—

Shareholders’ equity:
Preferred stock, $0.01 par value; authorized 20,000,000 shares	—	—
Common stock, $0.01 par value; authorized 250,000,000 shares; issued 107,093,668 and 107,057,865 shares; outstanding 89,296,357 and 92,013,345 shares, respectively	1,071	1,071
Additional paid-in capital	281,077	270,119
Retained earnings	799,713	737,045
Accumulated other comprehensive income (loss)	16,415	(3,127)
Deferred compensation	(5,451)	—
Treasury common stock, 17,797,331 and 15,044,520 shares at cost	(352,163)	(281,061)

Total shareholders’ equity	740,662	724,047

Total liabilities and shareholders’ equity	$2,015,338	$1,949,991

April 28, 2004

Exhibit 2

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net sales	$297,947	$276,638	$576,589	$534,436
Cost of sales:
Cost of products sold	155,534	145,409	303,522	278,366
Restructuring charges	142	—	287	—

Total cost of sales	155,676	145,409	303,809	278,366

Gross profit	142,271	131,229	272,780	256,070
Selling, general and administrative expenses	76,955	71,310	148,611	139,940
Merger expenses	2,286	—	2,286	—
Restructuring charges and asset impairments	556	332	4,971	332

Total selling, general and administrative expenses	79,797	71,642	155,868	140,272

Operating income	62,474	59,587	116,912	115,798
Other income (expense):
Interest expense, net	(6,992)	(10,381)	(15,816)	(20,792)
Amortization of deferred financing fees	(1,689)	(891)	(3,012)	(1,803)
Loss on extinguishment of debt	—	—	(171)	—
Other, net	74	289	429	780

Income from continuing operations before income taxes	53,867	48,604	98,342	93,983
Income taxes	19,810	17,740	35,821	34,304

Income from continuing operations	34,057	30,864	62,521	59,679
Discontinued operations, net of income tax benefit	106	(87,246)	147	(87,328)

Net income (loss)	$34,163	$(56,382)	$62,668	$(27,649)

Basic earnings per common share from continuing operations	$0.39	$0.30	$0.70	$0.57
Discontinued operations	0.00	(0.84)	0.00	(0.83)

Basic earnings (loss) per common share	$0.39	$(0.54)	$0.70	$(0.26)

Diluted earnings per common share from continuing operations	$0.38	$0.29	$0.68	$0.56
Discontinued operations	$0.00	(0.83)	$0.00	(0.82)

Diluted earnings (loss) per common share	$0.38	$(0.54)	$0.69	$(0.26)

Weighted average basic shares outstanding	88,408	103,986	89,575	104,863
Weighted average diluted shares outstanding	90,639	104,817	91,272	105,920

April 28, 2004

Exhibit 3

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$62,668	$(27,649)
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations	(147)	87,328
Depreciation	23,553	21,376
Amortization of intangible assets and deferred financing fees	10,845	9,559
Amortization of deferred compensation	495	—
Gain on sale of property plant and equipment	48	99
Asset impairments	2,156	—
Loss on extinguishment of debt and settlement of securities lending	171	—
Deferred income taxes	9,245	(6,667)
Changes in assets and liabilities, net of effects of businesses acquired:
Increase in accounts receivable	(1,333)	(1,738)
Increase in inventories	(5,016)	(7,897)
Increase in prepaid expenses and other current assets	(3,636)	(3,365)
Decrease in accounts payable	(3,484)	(5,453)
Increase (decrease) in income taxes payable	10,032	(4,055)
Decrease in accrued payroll and employee benefits	(260)	(2,667)
Increase (decrease) in accrued interest expense	689	(448)
Increase (decrease) in restructuring reserve	736	(674)
Increase in other current liabilities	3,401	3,016
Net change in other assets and liabilities	2,525	(3,801)

Net cash provided by operating activities	112,688	56,964

Cash flows from investing activities:
Capital expenditures	(12,700)	(22,560)
Proceeds from sales of property, plant and equipment	2,345	558
Net payments for businesses acquired	(17,502)	(21,567)
Other investing activities	1,516	1,546

Net cash used in investing activities	(26,341)	(42,023)

Cash flows from financing activities:
Proceeds from revolving credit facility	161,300	323,100
Principal payments on revolving credit facility	(484,406)	(260,400)
Proceeds from long-term debt	345,000	—
Principal payments on long-term debt	—	(23,408)
Proceeds from the exercise of stock options	36,260	2,345
Proceeds from employee stock purchase program	716	927
Purchase of treasury stock	(109,468)	(69,328)
Financing fees paid	(9,728)	—
Premium paid on extinguishment of debt and settlement of securities lending	(171)	—
Other financing activities	—	1,958

Net cash used in financing activities	(60,497)	(24,806)

Effect of exchange rate changes on cash and cash equivalents	(546)	10,944

Net increase in cash and cash equivalents	25,304	1,079
Cash and cash equivalents at beginning of period	18,505	16,327

Cash and cash equivalents at end of period	$43,809	$17,406

April 28, 2004

Exhibit 4

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended March 31, 2004				Three months ended March 31, 2003
	US GAAP Results	Adjustments (B)		Adjusted Results (A)	US GAAP Results	Adjustments (B)	Adjusted Results (A)
Net sales	$297,947	$—		$297,947	$276,638	$—	$276,638
Cost of sales	155,534	—		155,534	145,409	—	145,409
Restructuring charge	142	(142)		—	—	—	—

Total cost of sales	155,676	(142)		155,534	145,409	—	145,409

Gross profit	142,271	142		142,413	131,229	—	131,229
Selling, general and administrative expenses	76,955	—		76,955	71,310	—	71,310
Merger expenses	2,286	(2,286)		—	—	—	—
Restructuring charges	556	(556)		—	332	(332)	—

Total selling, general and administrative expenses	79,797	(2,842)		76,955	71,642	(332)	71,310

Operating income	62,474	2,984		65,458	59,587	332	59,919
Other income (expense):
Interest expense	(6,992)	—		(6,992)	(10,381)	—	(10,381)
Amortization of deferred financing fees	(1,689)	—		(1,689)	(891)	—	(891)
Other, net	74	—		74	289	—	289

Income from continuing operations before income taxes	53,867	2,984		56,851	48,604	332	48,936
Income taxes	19,810	258	(C)	20,068	17,740	121	17,861

Income from continuing operations	34,057	2,726		36,783	30,864	211	31,075
Discontinued operations, net of income tax benefit	106	—		106	(87,246)	—	(87,246)

Net income (loss)	$34,163	$2,726		$36,889	$(56,382)	$211	$(56,171)

Basic earnings per common share from continuing operations	$0.39			$0.42	$0.30		$0.30
Discontinued operations	0.00			0.00	(0.84)		(0.84)

Basic earnings (loss) per common share	$0.39			$0.42	$(0.54)		$(0.54)

Diluted earnings per common share from continuing operations	$0.38			$0.41	$0.29		$0.30
Discontinued operations	$0.00			$0.00	$(0.83)		$(0.83)

Diluted earnings (loss) per common share	$0.38			$0.41	$(0.54)		$(0.54)

Weighted average basic shares outstanding	88,408			88,408	103,986		103,986
Weighted average diluted shares outstanding	90,639			90,639	104,817		104,817

(A)	These Adjusted Consolidated Statements of Operations are for informational purposes only and are not in accordance with U.S. generally accepted accounting principles (GAAP). These statements exclude the impact of the special items.
(B)	Reflects the impact of restructuring charges and transaction expenses associated with the pending merger with Fisher Scientific.
(C)	The tax rate used for the restructuring adjustments is based on the tax rate in the jurisdiction in which the income or expense arose. No tax benefit has been recorded for the transaction expenses associated with the pending merger with Fisher Scientific.

April 28, 2004

Exhibit 5

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Six months ended March 31, 2004				Six months ended March 31, 2003
	US GAAP Results	Adjustments (B)		Adjusted Results (A)	US GAAP Results	Adjustments (B)	Adjusted Results (A)
Net sales	$576,589	$—		$576,589	$534,436	$—	$534,436
Cost of sales	303,522	—		303,522	278,366	—	278,366
Restructuring charge	287	(287)		—	—	—	—

Total cost of sales	303,809	(287)		303,522	278,366	—	278,366

Gross profit	272,780	287		273,067	256,070	—	256,070
Selling, general and administrative expenses	148,611	—		148,611	139,940	—	139,940
Merger expenses	2,286	(2,286)		—	—	—	—
Restructuring charges and asset impairments	4,971	(4,971)		—	332	(332)	—

Total selling, general and administrative expenses	155,868	(7,257)		148,611	140,272	(332)	139,940

Operating income	116,912	7,544		124,456	115,798	332	116,130
Other income (expense):
Interest expense	(15,816)	—		(15,816)	(20,792)	—	(20,792)
Amortization of deferred financing fees	(3,012)	—		(3,012)	(1,803)	—	(1,803)
Loss on the extinguishment of debt	(171)	171		—	—	—	—
Other, net	429	—		429	780	—	780

Income from continuing operations before income taxes	98,342	7,715		106,057	93,983	332	94,315
Income taxes	35,821	2,009	(C)	37,830	34,304	121	34,425

Income from continuing operations	62,521	5,706		68,227	59,679	211	59,890
Discontinued operations, net of income tax benefit	147	—		147	(87,328)	—	(87,328)

Net income (loss)	$62,668	$5,706		$68,374	$(27,649)	$211	$(27,438)

Basic earnings per common share from continuing operations	$0.70			$0.76	$0.57		$0.57
Discontinued operations	0.00			0.00	(0.83)		(0.83)

Basic earnings (loss) per common share	$0.70			$0.76	$(0.26)		$(0.26)

Diluted earnings per common share from continuing operations	$0.68			$0.75	$0.56		$0.57
Discontinued operations	$0.00			$0.00	$(0.82)		$(0.82)

Diluted earnings (loss) per common share	$0.69			$0.75	$(0.26)		$(0.26)

Weighted average basic shares outstanding	89,575			89,575	104,863		104,863
Weighted average diluted shares outstanding	91,272			91,272	105,920		105,920

(A)	These Adjusted Consolidated Statements of Operations are for informational purposes only and are not in accordance with U.S. generally accepted accounting principles (GAAP). These statements exclude the impact of the special items.
(B)	Reflects the impact of restructuring charges, asset impairments, loss on extinguishment of debt and transaction expenses associated with the pending merger with Fisher Scientific.
(C)	The tax rate used for the restructuring adjustments is based on the tax rate in the jurisdiction in which the income or expense arose. No tax benefit has been recorded for the transaction expenses associated with the pending merger with Fisher Scientific.

April 28, 2004

Exhibit 6

Calculation of Adjusted EBITDA

(in thousands)

(historical amounts have been restated to reflect discontinued operations)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net income (loss)	$34,163	$(56,382)	$62,668	$(27,649)
Less: Discontinued operations	106	(87,246)	147	(87,328)
Loss on the extinguishment of debt	—	—	(171)	—
Merger expenses	(2,286)	—	(2,286)	—
Restructuring charges and asset impairments	(698)	(332)	(5,258)	(332)
Income Taxes	19,810	17,740	35,821	34,304

Adjusted income from continuing operations before income taxes	56,851	48,936	106,057	94,315
Interest expense	6,992	10,381	15,816	20,792
Depreciation	11,969	10,772	23,553	21,376
Amortization	6,117	4,711	11,340	9,559

Adjusted EBITDA	$81,929	$74,800	$156,766	$146,042

April 28, 2004

Exhibit 7

Components of Net Sales Growth

(unaudited)

	Three Months Ended March 31, 2004	Six Months Ended March 31, 2004

Organic growth	2.5%	3.2%
Acquisitions and base period adjustments	2.5%	2.3%
Foreign exchange	2.7%	2.6%

Total sales growth	7.7%	8.1%

April 28, 2004

Exhibit 8

Calculation of Free Cash Flow

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net cash provided by operating activities	$71,560	$29,701	$112,688	$56,964
Less: Capital expenditures	(7,214)	(12,663)	(12,700)	(22,560)

Free cash flow	$64,346	$17,038	$99,988	$34,404